Exhibit 99.1

Royal Gold Welcomes Sybil Veenman to its Board of Directors

DENVER, COLORADO. DECEMBER 16, 2016: ROYAL GOLD, INC. (NASDAQ: RGLD) (“Royal Gold” or the “Company”) has appointed Sybil Veenman to the Company’s Board of Directors effective January 1, 2017. Ms. Veenman will be a new addition to Royal Gold’s Board, now comprised of nine members, eight of whom are independent.

Ms. Veenman brings over 20 years of mining industry experience with Barrick Gold Corporation (“Barrick”), where she most recently served on the Senior Leadership Team as Senior Vice President and General Counsel. While at Barrick, Ms. Veenman held broad legal responsibilities for acquisitions and divestitures, debt and equity financings, public disclosure, corporate governance, litigation, compliance, security and human rights policies and programs, and managed Barrick’s global legal department. Ms. Veenman holds a Bachelor of Laws Degree from the University of Toronto Faculty of Law. She is currently a director of IAMGOLD Corporation and Noront Resources Ltd.

William Hayes, Chairman of the Board, commented, “Sybil’s legal acumen as well as her governance and transactional experience at Barrick makes her exceptionally well-suited to a role on Royal Gold’s Board. She has advised on acquisitions representing over $20 billion in market value and is a recognized leader in the areas of ethics and social responsibility. We look forward to her contributions and we welcome her to our Board of Directors.”

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties, and similar production based interests. The Company owns interests on 192 properties on six continents, including interests on 38 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517